UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

July 5, 2007
Date of Report (Date of earliest event reported)

NORD RESOURCES CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	0-26407	85-0212139
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

1 West Wetmore Road, Suite 203
Tucson, Arizona	85705
(Address of principal executive offices)	(Zip Code)

520-292-0266
Registrant's telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item	Description
2.03	Creation of a Direct Financial Obligation or an Obligation under an Off- Balance Sheet Arrangement of a Registrant
8.01	Other Events
9.01	Financial Statements and Exhibits

2.

SECTION 2 – FINANCIAL INFORMATION

Item 2.03           Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Nord has issued a press release announcing that it has entered into a Credit Agreement dated as of June 28, 2007 (the “Credit Agreement”) with Nedbank Limited (“Nedbank”), as administrative agent and lead arranger.

The Credit Agreement provides for a $25 million secured term loan credit facility that will be used by Nord to assist in financing the construction, start-up and operation of the Johnson Camp Mine. The Credit Agreement contemplates a series of term loans to be funded from time to time by a syndicate of lenders in response to draw-down requests by Nord, with the aggregate amount of all term loans being $25 million. The term loans will be available until the earlier of: (i) the date of termination of the Lender commitments; (ii) the first principal repayment date; and (iii) June 30, 2008. The loans bear interest, payable in arrears, at an annual rate equal to the LIBOR rate for the interest period in effect plus a margin of 3.0% (3.5% during the initial reactivation period). In the event that Nord defaults under the Credit Agreement, an additional 3.0% interest will be payable in addition to such annual rate and all interest will be payable on demand.

The Credit Agreement is secured by a first charge against all of Nord’s assets and will be repaid beginning one year after the first drawdown and ending four years after the date of the first draw down, subject to certain prepayment obligations set forth in the Credit Agreement.

The obligations of each lender to fund the term loans under the Credit Agreement are subject to certain conditions as set forth in the Credit Agreement. On June 5, 2007, Nord completed an unregistered private placement offering of 30,666,700 special warrants for aggregate proceeds of approximately US$23 million (net proceeds of approximately $21.5 million). This offering satisfied one of the conditions precedent to draw downs under the Credit Agreement, namely, that Nord shall have received additional equity financing of at least $23,000,000 on terms acceptable to Nedbank.

SECTION 8 – OTHER EVENTS

Item 8.01	Other Events

The press release also announced that Nord’s management believes that the proceeds of the special warrant financing and the credit facility available under the Credit Agreement will be sufficient to meet the capital requirements to reactivate the Johnson Camp Mine in accordance with the mine plan and mine development schedule outlined in the feasibility study for the Mine. Accordingly, on June 28, 2007, Nord’s Board of Directors adopted a resolution authorizing Nord to proceed with the reactivation of the Johnson Camp Mine in accordance with the mine plan.

The Johnson Camp Copper Mine project consists of two open pit mines, leaching facilities, a solvent extraction-electrowinning (SX-EW) plant and other ancillary facilities. The current reactivation plan includes estimated production of 25 million pounds of copper cathodes per annum with an initial capital cost of $28 million. Nord’s goal is to complete the first copper cathode sale by December 2007. Nord also intends to commence further exploratory drilling on the Johnson Camp property in mid-July, 2007.

3.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01	Financial Statements and Exhibits

Exhibit No.	Exhibit
99.1	News release dated July 5, 2007*

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORD RESOURCES CORPORATION

By:
DATE: July 5, 2007		/s/ John Perry
John Perry
Chief Executive Officer

4.